EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of September 17, 2006

among

SMITHFIELD FOODS, INC.,

KC2 MERGER SUB, INC.

and

PREMIUM STANDARD FARMS, INC.

TABLE OF CONTENTS

Page
ARTICLE I

THE MERGER

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	1
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and By-laws; Directors	2
SECTION 1.06. Directors of the Surviving Corporation	2
SECTION 1.07. Officers of the Surviving Corporation	2
SECTION 1.08. Directors of Parent	3

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock	3
SECTION 2.02. Exchange of Certificates	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company	8
SECTION 3.02. Representations and Warranties of Parent and Merger Sub	29

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business	39
SECTION 4.02. No Solicitation	44

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting	47
SECTION 5.02. Access to Information; Confidentiality	49
SECTION 5.03. Reasonable Best Efforts	49
SECTION 5.04. Governmental Approvals	50
SECTION 5.05. Company Stock Options	51
SECTION 5.06. Indemnification, Exculpation and Insurance	52
SECTION 5.07. Fees and Expenses	53

i

INDEX OF DEFINED TERMS

Page
Actions	16
Affiliate	63
Agreement	1
Antitrust Conditions	51
Antitrust Laws	63
Business Day	63
Cash Consideration	3
Cautionary Disclosures	14
Certificate	4
Certificate of Merger	2
Closing	1
Closing Date	2
Code	1
Common Shares Trust	7
Commonly Controlled Entity	20
Commonly Controlled Parent Entity	36
Company	1
Company Adverse Recommendation Change	45
Company Benefit Plans	20
Company Bylaws	9
Company Certificate	2
Company Common Stock	3
Company Disclosure Schedule	8
Company Loan Agreement	11
Company Pension Plan	20
Company Personnel	63
Company Preferred Stock	9
Company Recommendation	48
Company Restricted Stock	9
Company SEC Documents	13
Company Stock Options	10
Company Stock Plans	10
Company Stock-Based Awards	10
Company Stockholder Approval	28
Company Stockholders’ Meeting	47
Company Warrants	10
Company Welfare Plan	21
Confidentiality Agreement	49
Continuing Employees	56
Contract	12
DGCL	1
Dissenting Shares	4

Effect	64
Effective Time	2
Environmental Laws	63
ERISA	20
Exchange Act	13
Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
Filed Company SEC Documents	14
Filed Parent SEC Documents	32
Foreign Benefit Plans	21
Form S-4	47
GAAP	13
Governmental Entity	13
Hazardous Materials	64
HSR Act	13
Infringe	27
Intellectual Property	28
Intervening Event	46
IRS	21
Key Personnel	64
Law	12
Leased Real Property	26
Liens	9
Material Adverse Effect	64
Material Contract	16
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Certificate	29
Non-Clearance Termination Fee	54
Notice of Superior Proposal	46
NYSE	6
Order	12
Outside Date	60
Owned Real Property	26
Parent	1
Parent Articles	29
Parent Benefit Plans	36
Parent Bylaws	29
Parent Common Stock	3
Parent Disclosure Schedule	29
Parent Expenses	54
Parent Material Adverse Effect	65
Parent Pension Plan	36
Parent Preferred Stock	29

Parent Reference Price	65
Parent SEC Documents	31
Parent Stock Option	51
Permits	19
person	65
Proxy Materials	47
Proxy Statement	47
Real Property	26
Release	66
Representatives	44
SEC	13
Securities Act	13
SOX	14
Special Option Exchange Ratio	52
Stock Consideration	3
Stockholder Party	1
Structures	27
Subsidiary	66
Superior Proposal	45
Surviving Corporation	1
Takeover Proposal	44
Tax	26
Tax Return	26
Taxing Authority	26
Termination Fee	53
Voting Agreement	1

v

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 17, 2006, among SMITHFIELD FOODS, INC., a Virginia corporation (“Parent”), KC2 MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and PREMIUM STANDARD FARMS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Board of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein;

WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, ContiGroup Companies, Inc. (the “Stockholder Party”) is entering into an agreement in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which, subject to the terms thereof, the Stockholder Party has agreed, among other things, to vote its shares of the Company Common Stock in favor of the adoption of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Parent, the Company and the Stockholder Party have entered into the Missouri Sale Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined in Section 8.03) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and By-laws; Directors. (a) The Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Amended and Restated Bylaws of the Company shall be amended at the Effective Time so as to read in their entirety as set forth on Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall take such actions (including the delivery of resignations and the making of appointments) at or prior to the Effective Time as are necessary to implement the provisions of this Section 1.06 as of the Effective Time.

SECTION 1.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.08. Directors of Parent. Upon completion of the Closing, Parent shall cause to be appointed to the board of directors of Parent the individual specified in Section 1.08(a) of the Company Disclosure Schedule (or if such individual shall have declined to serve, such other individual designated by the Company and reasonably acceptable to Parent). In addition, upon completion of the Closing, Parent shall cause to be appointed as an advisory director of Parent the individual specified in Section 1.08(b) of the Company Disclosure Schedule.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), or any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided for the avoidance of doubt, that no shares of Company Common Stock that are owned by a wholly-owned Subsidiary (as defined in Section 8.03) of the Company shall be cancelled pursuant to this Section 2.01(b).

(c) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock that are owned by a wholly-owned Subsidiary of the Company but excluding shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted into the right to receive (i) 0.6780 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of common stock, par value $0.50 per share (“Parent Common Stock”), of Parent (the “Stock Consideration”) and (ii) $1.25 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). If Parent reasonably determines it is necessary in order to satisfy the condition in Section 6.01(b) without the requirement of a vote of Parent’s stockholders, Parent shall, prior to Closing, subject to prior consultation with, and by written notice to, the Company, modify the Merger Consideration by substituting up to $1.00 in additional Cash Consideration in lieu of a portion of, and appropriately reducing, the Stock Consideration (and appropriate adjustment to the Exchange Ratio) using a fixed value per share of Parent Common Stock equal to the Parent Reference Price. At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the

Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

(ii) The Company shall give Parent (A) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. At the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of

Certificates, certificates representing shares of Parent Common Stock and cause the Surviving Corporation to deposit with the Exchange Agent cash in an amount sufficient to pay the Merger Consideration required to be paid pursuant to Section 2.01(c) in the aggregate amount equal to the number of shares and amount of cash into which shares of Company Common Stock have been converted. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(c), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions as are payable pursuant to Section 2.02(c) and such cash in lieu of any fractional shares as is payable pursuant to Section 2.02(e) upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.02(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.02(c) (such excess being herein called the “Excess Shares”). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the “NYSE”), all in the manner provided in paragraph (iii) of this Section.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the “Common Shares Trust”). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

(iv) Notwithstanding the foregoing provisions of clauses (ii) and (iii) above, Parent may elect, at its option, to pay to each holder of a Certificate an aggregate amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the last trading day immediately prior to the Closing Date, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(v) Notwithstanding anything else in this Agreement to the contrary, no shares of Company Common Stock that are owned by a wholly-owned Subsidiary of the Company shall be entitled to receive cash pursuant to this Section 2.02(e) and no such shares will be taken into account in determining the amount of cash to which any other holder is entitled pursuant to this Section 2.02(e).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective

Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Company Disclosure Schedule to the extent the relevance of such items or matters to the referenced

Section or subsection of this Agreement is reasonably apparent on the face of such disclosure)), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to be so organized, qualified or in good standing or have such power or authority individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03). The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company’s Bylaws (the “Company Bylaws”), and the comparable organizational documents of each Subsidiary of the Company, in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions imposed by securities Laws). Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on September 15, 2006:

(i) 31,972,252 shares of Company Common Stock were issued and outstanding (which number includes 310,773 shares of Company Common Stock subject to vesting and restrictions on transfer (“Company Restricted Stock”));

(ii) warrants to purchase 143,325 shares of Company Common Stock having an exercise price of $15.21 per share were issued and outstanding (the “Company Warrants”);

(iii) 1,594,226 shares of Company Common Stock were reserved and available for issuance upon the exercise of options to purchase Company Common Stock (“Company Stock Options”), or otherwise deliverable in connection with equity based awards, granted pursuant to the Company’s 1999 Equity Incentive Plan and its 2005 Long Term Incentive Plan, in each case as amended to date (such plans, collectively, the “Company Stock Plans”), of which 444,433 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to grant Company Stock Options and no equity based awards were outstanding;

(iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(v) no shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by any Subsidiary of the Company;

(vi) except as set forth above in this Section 3.01(c), at the close of business on September 15, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. At the close of business on September 15, 2006, there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) issued by the Company or any of its Subsidiaries that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding Company Stock Options and grants of shares of Company Restricted Stock are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options and Company Warrants set forth above in this Section 3.01(c) and, with respect to changes following the date of this Agreement, except as permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and

(vii) as of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating leases) is (A) $125,000,000 of term loans and no revolving loans, in each case outstanding under the Second Amended and Restated Loan and Security Agreement, dated as of June 24, 2005 (the “Company Loan Agreement”), among the Company, two of its Subsidiaries, U.S. Bank National Association and the other lenders named therein and (B) not more than $3,000,000 of other indebtedness for borrowed money, including capital lease obligations. In addition, as of the date of this Agreement, there are undrawn stand-by letters of credit of approximately $13,400,000 issued under the Company Loan Agreement for which the Company has reimbursement obligations.

(d) Authority; Noncontravention. (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Voting Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Voting Agreement, to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) or to consummate the transactions contemplated by the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (A) approved, and declared advisable, this Agreement, (B) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (C) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company as promptly as practicable, (D) recommended that the stockholders of the Company adopt this Agreement at the Company Stockholders’ Meeting, and (E) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL such that no stockholder approval (other than the Company Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Agreement and the Voting Agreement or to permit the Company and the Stockholder Party to perform their respective obligations hereunder and thereunder, which resolutions have not (subject to Section 4.02) been subsequently rescinded, modified or withdrawn in any way.

(iii) The execution and delivery of this Agreement and the Voting Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and compliance by the Company with the provisions of this Agreement and the Voting Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Company Stockholder Approval and obtaining or making the governmental filings and other matters referred to in Section 3.01(d)(iv), any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens (1) that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect or (2) under the Company Loan Agreement.

(iv) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Voting Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and the expiration or termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933 (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934 (including all rules and regulations promulgated thereunder, the “Exchange Act”), and state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of NASDAQ and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents. (i) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as disclosed in Company SEC Documents filed prior to the date of this Agreement (such Company SEC Documents, the “Filed Company SEC Documents”)(excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein, in each case to the extent that they are cautionary, predictive or forward-looking in nature (such disclosures, collectively, the “Cautionary Disclosures”)), neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.03) of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since March 25, 2006 in the ordinary course of business consistent with past practice which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement and (C) liabilities or obligations incurred pursuant to this Agreement. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents. None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in each such certification, at the time of filing or submission of such certification, was true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX. As of the date hereof, the Company has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iii) The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f)

under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(v) Since January 1, 2001, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. Since March 25, 2006 there has not been any Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents (other than in the Cautionary Disclosures) and for liabilities incurred in connection with this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 4.01(a), since the date of the most recent financial statements included in the Filed Company SEC Documents, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a).

(h) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative, for condemnation or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of the Company, except, in each case, for those that individually or in the aggregate have not had and would not reasonably be expected to have, a Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Company SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, settlement or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Company SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents. To the Knowledge of the Company, there are no formal or informal inquiries or investigations by any Governmental Entity or internal investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any executive officer of the Company or any of its Subsidiaries, except for those that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(i) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean:

(A) any employment, severance, consulting or other Contract with an employee or former employee, officer or director of the Company or any of its Subsidiaries which will require the payment of amounts by the Company or any of its Subsidiaries, as applicable, after the date hereof in excess of $250,000 per annum;

(B) any collective bargaining Contract with any labor union;

(C) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,000,000;

(D) any Contract containing covenants of the Company or any of its Subsidiaries not to (or otherwise to restrict or limit the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area;

(E) any Contract requiring aggregate future payments or expenditures in excess of $1,000,000 and relating to corrective, cleanup, abatement, remediation or similar actions in connection with environmental liabilities or obligations;

(F) any Contract relating to Intellectual Property which (x) requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum or is material to the Company and its Subsidiaries, taken as a whole; or (y) licenses or makes available any Intellectual Property of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, to any other person;

(G) any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries) and for which the Company’s investment, capital commitment or reasonably expected liability is greater than $1,000,000;

(H) any indenture, mortgage, loan, guarantee or credit Contract under which the Company or any of its Subsidiaries has outstanding indebtedness for borrowed money or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $5,000,000;

(I) other than as disclosed pursuant to clause (8) above, any pledges, security agreements, sale/leaseback arrangements and equipment or other capitalized leases (other than leases for copy machines, postage machines and fax machines) entered into by the Company or any of its Subsidiaries, in each case, relating to a current outstanding or pledged amount in excess of $1,000,000;

(J) any Contract under which the Company or any of its Subsidiaries is (1) a lessee of real property, (2) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person, (3) a lessor of real property, or (4) a lessor of any tangible personal property owned by the Company or any of its Subsidiaries, in each case which requires annual payments in excess of $1,000,000;

(K) any Contract (other than purchase or sale orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which the Company or any of its Subsidiaries is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by the Company or any of its Subsidiaries in excess of $1,000,000 per annum;

(L) any Contract which requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum containing “change of control” or similar provisions;

(M) any Contract entered into on or after January 1, 2001 relating to the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $5,000,000;

(N) any Contract (other than Contracts of the type described in subclauses (A) through (M) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $2,000,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course consistent with past practice that are terminable or cancelable without penalty upon 90 days’ notice or less.

(ii) Schedule 3.01(i) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each such Material Contract is valid and in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, the counterparty to such Material Contract in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or be enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(j) Compliance with Laws; Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect and except as disclosed in the Filed Company SEC Documents (other than the Cautionary Disclosures):

(i) each of the Company and its Subsidiaries is and has been at all prior times in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations,

(ii) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including Permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and there has occurred no default under, or violation of, any such Permit;

(iii) to the Knowledge of the Company, the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit;

(iv) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;

(v) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;

(vi) none of the Company or its Subsidiaries has received any notice or demand alleging that it may be liable for any Release of Hazardous Materials at any other location which could reasonably be expected to require remediation under Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;

(vii) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person imposing obligations or liabilities on the Company or any of its Subsidiaries under Environmental Laws; and

(viii) to the Knowledge of the Company, there are no facts, circumstances or conditions or proposed changes in Environmental Laws that would reasonably be expected to form the basis for any Action or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

(k) Labor Relations and Other Employment Matters.

(i) As of the date of this Agreement, (A) none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, (B) there is no pending demand for recognition or certification to the Company or any of its Subsidiaries by any labor organization or group of employees of the Company or any of its Subsidiaries, and (C) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority (foreign or domestic) with respect to the Company or any of its Subsidiaries, and (D) there is no pending or, to the Knowledge of the Company, threatened, material labor dispute, work stoppage, slowdown or lockout due to labor disagreements against the Company or any of its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (D) the Company and its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

(l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Company Personnel (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Plans, the “Company Benefit Plans”). Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.

(ii) The Company has provided to Parent current, complete and accurate copies of (A) each Company Benefit Plan or, at the Company’s option, in the case of Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (“Foreign Benefit Plans”), a summary thereof (or, in either case, with respect to any unwritten Company Benefit Plans or Foreign Benefit Plans, accurate descriptions thereof), (B) for the two most recent years (1) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements (if any such statements were required), and (3) actuarial valuation reports (if any such reports were required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (E) the most recent favorable IRS determination letter, to the extent applicable.

(iii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) each Company Benefit Plan has been administered in accordance with its terms and (B) the Company, its Subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(iv) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, each of the Company Benefit Plans subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1 and the proposed regulations issued thereunder. Each Company Stock Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Stock Option on the grant date thereof.

(v) All Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(vi) Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of the Company no condition exists, that would be reasonably expected to subject the Company, any Subsidiary or Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to any Company Benefit Plan subject to Title IV of ERISA.

(vii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action and (D) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Company Benefit Plan subject to Title IV of ERISA in connection with the transactions contemplated herein.

(viii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected in the most recent financial statements included in the Filed Company SEC Documents and (B) no Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(ix) With respect to each Company Benefit Plan, except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability which would reasonably be expected to have a Material Adverse Effect at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code) that are material to the Company and its Subsidiaries, taken as a whole.

(xi) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan or (D) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code.

(xii) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries, except for such liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

(xiii) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Key Personnel of the Company or any of its Subsidiaries, the Company has previously provided to Parent (A) accurate Form W-2 information for the 2001, 2002, 2003, 2004 and 2005 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2004 and 2005 calendar years and target annual bonus for the 2006 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company Restricted Stock and Company Stock-Based Awards granted under the Company Stock Plans or otherwise (together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof).

(xiv) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Benefit Plan, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity, (B) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, past practice and generally accepted accounting principles in the local jurisdiction and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or the applicable Subsidiary to the extent so required; and (C) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been accrued in the consolidated financial statements of the Company included in the Filed Company SEC Documents.

(m) No Parachute Gross Up. No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(n) Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing;

(iii) there are no Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable;

(iv) the Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes;

(v) no written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;

(vi) there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign Taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension;

(vii) no written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;

(viii) neither the Company nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent;

(ix) neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) with any person other than the Company and its Subsidiaries;

(x) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement;

(xi) neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2);

(xii) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries; and

(xiii) neither the Company nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xiv) As used in this Agreement (A) “Tax” means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or, (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement; (B) “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(o) Title to Properties.

(i) Section 3.01(o)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company and its Subsidiaries in fee simple that is material to the Company and its Subsidiaries, taken as a whole (the “Owned Real Property”) identifying the owner and address thereof.

(ii) Section 3.01(o)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries leases or subleases any real property or interests in real property other than those that are not material to the Company and its Subsidiaries, taken as a whole (the “Leased Real Property”; together with the Owned Real Property the “Real Property”) identifying the address and use thereof. True, correct and complete copies of the Leases have been delivered or made available to Parent prior to the date hereof.

(iii) The Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in, or relating to, all the Real Property and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, free and clear of all Liens, except for defects in title, recorded easements, restrictive covenants and other encumbrances of record that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the

Knowledge of the Company, the counterparties thereto, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iv) All buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Structures”) are in reasonably good condition and repair and sufficient for the operation of the business of the Company, subject to reasonable wear and tear and subject to replacements and upgrades of fixed assets, except for such failures to be in such good condition and repair or sufficient as has not had and would not reasonably be expected to have a Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any person (other than pursuant to this Agreement), in each case, that is material to the Company and its Subsidiaries, taken as a whole.

(vi) The present use of the land and Structures on the Real Property are in conformity with all applicable Laws, including all applicable zoning Laws and with all registered deeds, restrictions of record or other agreements affecting such Real Property, except for such failures to be in conformity that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(p) Intellectual Property. (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and no other person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) all registrations and applications for patents, trademarks, copyrights and domain names owned or controlled by the Company or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or cancelled, require no action within 90 days after Closing to maintain same, and to the Knowledge of the Company, are valid and enforceable; and (E) the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and require all persons who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to the Company.

(ii) “Intellectual Property” shall mean all patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information or rights.

(q) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

(r) State Takeover Laws; Company Certificate Provisions. Assuming that none of Parent, Merger Sub or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) has been an “interested stockholder” (as defined in Section 203 of the DGCL) at any time within three years prior to the date hereof, none of Section 203 of the DGCL, any other state anti-takeover statute or regulation, or any takeover-related provision in the Company Certificate or Company Bylaws, would (i) prohibit or restrict the ability of the Company or the Stockholder Party to perform their respective obligations under this Agreement, the Voting Agreement or the Certificate of Merger or their respective ability to consummate the Merger or the other transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the Voting Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreement or the Certificate of Merger.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Centerview Partners LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisors. The Company has received the opinion of Centerview Partners LLC, dated as of the date of this Agreement, to the effect that, as of such date, the consideration provided for pursuant to this Agreement is fair to the holders of shares of Company Common Stock from a financial point of view.

(u) Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries, except for such breaches, defaults, terminations or modifications that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Parent Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is reasonably apparent on the face of such disclosure)), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or similar power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to be so organized, qualified or in good standing or have such power or authority individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and accurate copies of the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”) and the Bylaws of Parent (the “Parent Bylaws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”) and the Bylaws of Merger Sub, in each case as amended to the date hereof.

(b) Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, of Parent (“Parent Preferred Stock”). At the close of business on September 15, 2006, (i) 111,307,692 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 4,085,750 shares of Parent Common Stock were subject to outstanding options to purchase or Parent’s obligation to issue shares of Parent Common Stock granted under Parent’s stock incentive plans and other employment arrangements, and (iv) 200,000 shares of Parent Preferred Stock have been designated as Series A Preferred Stock, all of which shares are reserved for issuance upon exercise of the preferred stock purchase rights issuable pursuant to the Rights Agreement, dated as of May 30, 2001 between Parent and Computershare Investor Services, LLC, as Rights Agent. Except as set forth above in this Section 3.02(b), at the close of business on September 15, 2006, there were not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent. Except as set forth above in this Section 3.02(b), at the close of business on September 15, 2006, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, of which 100 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

(c) Authority; Noncontravention. (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Voting Agreement and to consummate the transactions contemplated by this Agreement and the Voting Agreement. The execution and delivery of this Agreement and the Voting Agreement by Parent and the execution of this Agreement by Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, assuming for purposes of determining the absence of a required vote of the stockholders of Parent the accuracy of the representations and warranties of the Company set forth in Section 3.01(c) and the compliance by the Company with its obligations under Section 4.01(a)(ii), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement or the Voting Agreement (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub (which Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement)). Each of this Agreement and the Voting Agreement has been duly executed and delivered by Parent and this Agreement has duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).

(ii) The execution and delivery of this Agreement and the Voting Agreement by Parent and this Agreement by Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement and the Voting Agreement, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or any of its Subsidiaries under (x) the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Bylaws of

Merger Sub or the comparable organizational documents of any other Subsidiaries of Parent, (y) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or other assets is subject or (z) subject to obtaining or making the governmental filings and other matters referred to in Section 3.02(c)(iii), any Law or Order applicable to Parent or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Voting Agreement by Parent and this Agreement by Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, as applicable, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the NYSE, (4) any filings required pursuant to state securities and “blue sky” laws and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iv) Prior to the execution of this Agreement and the Voting Agreement, none of Parent, Merger Sub or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) beneficially owned shares of Company Common Stock in an amount sufficient to make any such person an “interested stockholder” (as defined in Section 203 of the DGCL) at any time within three years prior to the date hereof.

(v) Neither Parent nor any of its Subsidiaries conducts a “foreign business” as defined in Missouri Revised Statutes Section 442.566.

(d) Parent SEC Documents. (i) Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2003 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC

Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in Parent SEC Documents filed prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding, in each case, Cautionary Disclosures), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of Parent, does any basis exist therefor, other than (A) liabilities or obligations which would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement and (C) liabilities or obligations incurred pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in each such certification, at the time of filing or submission of such certification, was true and accurate. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX. As of the date hereof, Parent has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iii) Parent has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in Parent’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(iv) Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(v) Since January 1, 2001, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(f) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(g) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub on or prior to the date of this Agreement.

(h) Absence of Changes. Since April 30, 2006 there has not been a Parent Material Adverse Effect. Except for liabilities incurred in connection with this Agreement, since the date of the most recent financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have not taken or committed to take any action which, if taken following the entry by Parent into this Agreement, would have required the consent of the Company pursuant to Section 4.01(b).

(i) Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the executive officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Parent SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Parent SEC Documents. Neither the Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, settlement or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Parent SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Parent SEC Documents. To the Knowledge of Parent, there are no formal or informal inquiries or investigations by any Governmental Entity or internal investigations, in each case regarding accounting or disclosure practices of Parent or any of its Subsidiaries, compliance by Parent or any of its Subsidiaries with any Law or any malfeasance by any executive officer of Parent or any of its Subsidiaries, except for those that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(j) Compliance With Law; Environmental Matters. (i) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect and except as disclosed in the Filed Parent SEC

Documents (other than the Cautionary Disclosures), (A) each of Parent and its Subsidiaries is and has been at all times since January 1, 2001 in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations, and (B) each of Parent and its Subsidiaries has in effect all Permits, including Permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted. Since January 1, 2001, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The consummation of the Merger would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

(ii) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect and except as disclosed in the Filed Parent SEC Documents (other than the Cautionary Disclosures):

(A) during the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries thereunder;

(B) prior to and after, as applicable, the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of Parent, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries thereunder;

(C) none of Parent or its Subsidiaries has received any notice or demand alleging that it may be liable for any Release of Hazardous Materials at any other location which could reasonably be expected to require remediation under Environmental Law or require any expenditure by Parent or any of its Subsidiaries thereunder;

(D) neither Parent nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person imposing obligations or liabilities on Parent or any of its Subsidiaries under Environmental Laws; and

(E) to the Knowledge of Parent, there are no facts, circumstances or conditions or proposed changes in Environmental Laws that would reasonably be expected to form the basis for any Action or liability against or affecting Parent or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

(k) Labor Relations and Other Employment Matters. Except as disclosed in the Filed Parent SEC Documents (other than the Cautionary Disclosures) or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against Parent or any of its Subsidiaries are pending or, to the Knowledge of Parent, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, (C) neither Parent nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (D) Parent and its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

(l) ERISA Compliance.

(i) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by Parent or any of its Subsidiaries or any other person or entity that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Parent Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any current or former employee, director or consultant of Parent or any of its Subsidiaries (collectively, but exclusive of individual option and restricted award agreements issued under such plans, the “Parent Benefit Plans”) has been administered in accordance with its terms and (B) the Parent, its Subsidiaries and all the Parent Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

(ii) Each option to purchase Parent Common Stock was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder) of the Parent Common Stock underlying such option on the grant date thereof.

(iii) Each Parent Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Parent Pension Plan”) intended to be qualified within the meaning of Section 401(a) of the Code has received favorable determination letters from the IRS, to the effect that such Parent Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Parent Pension Plan that would reasonably be expected to adversely affect the qualification of such Parent Pension Plan or require security under Section 307 of ERISA.

(iv) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Commonly Controlled Parent Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of Parent, no condition exists that presents a material risk to Parent or any Commonly Controlled Parent Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Parent Benefit Plan and, to the Knowledge of Parent, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of the Parent no condition exists, that would be reasonably expected to subject the Parent, any Subsidiary or Commonly Controlled Parent Entity, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws with respect to any Parent Benefit Plan subject to Title IV of ERISA.

(v) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Parent Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Parent Benefit Plans have been timely made or have been reflected in the most recent financial statements included in the Filed Parent SEC Documents and (B) no Parent Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no liability or obligation of Parent or its Subsidiaries exists with respect to any Parent Benefit Plan maintained primarily for the benefit of individuals regularly employed outside the United States that has not been accrued in the consolidated financial statements of the Parent included in the Filed Parent SEC Documents.

(m) Taxes. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects;

(ii) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing;

(iii) there are no Liens or encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries other than for Taxes not yet due and payable;

(iv) Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes;

(v) no written notification has been received by Parent or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Parent or its Subsidiaries;

(vi) there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign Taxes with respect to Parent or any of its Subsidiaries nor has any request been made for any such extension;

(vii) no written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which Parent or any of its Subsidiaries currently does not file Tax Returns, alleging that Parent or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;

(viii) neither Parent nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which Parent is the common parent;

(ix) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement;

(x) neither Parent nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2);

(xi) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Parent or any of its Subsidiaries; and

(xii) neither Parent nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent may not be unreasonably withheld or delayed):

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) quarterly cash dividends with respect to the Company Common Stock not in excess of $.06 per share, with usual declaration, record and payment dates and (B) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans or Company Stock Options or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the Company Warrants or Company Stock-Based Awards, in each case outstanding on the date hereof and in accordance with their terms on the date hereof); provided, however, that the Company may grant Company Stock Options, Company

Restricted Stock, and Company Stock-Based Awards (and issue shares of Company Common Stock upon the exercise thereof) to employees or directors pursuant to its currently existing Company Benefit Plans in the ordinary course and consistent with past practice but only to the extent that such grants are not related to more than 175,000, or such greater number as Parent shall reasonably agree would not require a vote of Parent’s stockholders to satisfy the condition set forth in Section 6.01(b) (without giving effect to the second sentence of Section 2.01(c)), but in any event no more than 310,000 shares of Company Common Stock in the aggregate (not more than 35,000 shares of which can be granted before June 1, 2007) and such grants are not related to more than 70,000 shares of Company Common Stock for any individual (not more than 15,000 shares for grants to any individual before June 1, 2007); provided, further, that any grant, as a condition to being granted hereunder without the consent of Parent by their terms, (i) will only be granted at a price that is not less than the fair market value of the Company Common Stock on the date of the grant (with respect to any Company Stock Option or Company Stock-Based Award, where there is an exercise price or other initial floor price for measuring the increase in value of the shares of Company Common Stock), (ii) will otherwise only contain such customary terms and conditions, including vesting provisions, as are, in each instance, consistent with past practice of the Company, both as to amounts of the grants and terms and conditions thereof and (iii) with respect to any grants on or after June 1, 2007, will not vest, become free of restrictions, immediately exercisable, or immediately payable (as applicable) in connection with the transactions contemplated in connection with the Merger;

(iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of inventory, raw materials or supplies, and other assets up to $2,000,000 in the aggregate, in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $10,000,000 in the aggregate in each of 2006 and 2007;

(v) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that have been disclosed to Parent, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $2,000,000 in any six-month period, or (B) inventory or finished goods in the ordinary course of business consistent with past practice;

(vi) (x) redeem, repurchase, prepay (other than prepayments of revolving loans under the Company Loan Agreement), defease, cancel, or otherwise incur or acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or incur, assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings (including issuances of letters of credit) under the Company Loan Agreement in the ordinary course of business consistent with past practice, in an aggregate amount such that the aggregate amount of borrowings thereunder (other than the $125,000,000 term loan) do not exceed $45,000,000 at any time outstanding) or (y) make any loans or advances to any person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company, which would result in the aggregate principal amount of all loans and advances of the Company and its Subsidiaries, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company, exceeding $2,000,000 at any time outstanding;

(vii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

(viii) except as required by Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (A) disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or (B) incurred since the date of such financial statements in the ordinary course of business consistent with past practice where the amount paid under this clause (x) does not exceed the amounts set forth in Section 4.01(a)(viii) of the Company Disclosure Letter or (y) waive or assign any claims or rights material to the Company and its Subsidiaries taken as a whole;

(ix) (x) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which, in the case of each of clauses (x) and (y), if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, or (B) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(x) except (w) as required by applicable Law, (x) as required to comply with any Company Benefit Plan or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (y) as may be required to avoid adverse treatment under Section

409A of the Code or (z) as permitted pursuant to Section 4.01(a)(ii), (A) adopt, enter into, terminate or amend (I) any Company Benefit Plan or (II) any Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel (including in connection with new hires, promotions and changes in job status), (B) grant any severance or termination pay or increase the compensation of any Company Personnel, (C) remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or awards made thereunder or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xi) except as required by GAAP and as advised by the Company’s regular independent public accountant, revalue any material assets or liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

(xii) take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code; or

(xiii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise expressly permitted or required by this Agreement, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such as to maintain the primary nature of Parent’s business, and shall use reasonable best efforts to keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, Parent shall not without the Company’s prior written consent (which consent may not be unreasonably withheld or delayed):

(i) amend, or propose or agree to amend, the Parent Articles or the Parent Bylaws in any manner that would adversely affect the consummation of the Merger or affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

(iii) issue, deliver or sell any shares of Parent Common Stock (or any securities convertible into or exercisable for, or any warrants or options to acquire, Parent Common Stock), in each case if such issuance, delivery or sale would require approval of Parent’s shareholders;

(iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or dispose of assets (including by merger or consolidation) or securities of Parent or its Subsidiaries, in each case if such acquisition or disposition would reasonably be expected to materially delay or impede the consummation of the Merger;

(v) take any action that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code; or

(vi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Other Actions. The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(e) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (B) timely pay all material Taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (D) promptly notify Parent of any material Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld; and (E) not make or change any material Tax election, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice. Any Tax Returns described in this Section 4.01(e) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company.

(ii) Parent and the Company will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) shall execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger.

SECTION 4.02. No Solicitation. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate (collectively, “Representatives”) not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and its financial advisors) would reasonably be expected to constitute a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with this Section 4.02, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any person relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with its outside legal advisors and financial advisors) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal (i) to be (A) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) reasonably capable of being completed on the terms set forth in the proposal and (ii) for which financing, to the extent required, is then committed or reasonably likely to be obtained.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation or (B) make any public statement in connection with the Company Recommendation or Company Stockholders’ Meeting, or in reference to a Takeover Proposal, that is inconsistent with the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 4.02(a)) or any tender offer providing for, with respect to, or in connection with, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to Section 4.02(d), the Board of Directors of the Company may, in response to a Takeover Proposal that the Board reasonably determines (after consultation with outside legal advisors and its financial advisors) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a

Company Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) complied in all material respects with this Section 4.02, (B) provided to Parent five Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period), (C) provided to Parent all materials and information delivered or made available to the person or group of persons making any Superior Proposal in connection with such Superior Proposal, (D) during such five Business Day period (or three Business Day period in the case of an amendment), if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (E) at the end of such five Business Day period (or three Business Day period in the case of an amendment), such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (D) or otherwise). In addition, and notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval the Board of Directors of the Company may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Takeover Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Intervening Event, the failure of the Board of Directors to effect such a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law; provided that, the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three Business Days’ prior written notice (unless the Intervening Event arises fewer than three Business Days prior to the Company Stockholders’ Meeting) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement, the Voting Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Company Common Stock subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”) shall be identical in form and content to Proxy Materials that would have been prepared by the Company had no Company Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Proxy Statement stating that such Company Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Takeover Proposal or Intervening Event giving rise to the Company Adverse Recommendation Change to the extent required by applicable Law. The Company agrees that it shall not submit to the vote of its stockholders any Takeover Proposal (whether or not a Superior Proposal) or propose to do so.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal and the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall keep Parent informed on a reasonably current basis of material developments with respect to any such Takeover Proposal.

(e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the

Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as of the record date for the Company Stockholders’ Meeting. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company (in each case including documents incorporated by reference therein), in each case without providing the other party a reasonable opportunity to review and comment thereon; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to (i) this Agreement or the transactions contemplated hereby, (ii) the other party or (iii) such other party’s business, financial condition or results of operation. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall take all actions necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement (the “Company Recommendation”). Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall, consistent with Section 4.02(c), not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

SECTION 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws to the extent not otherwise available on the SEC’s EDGAR system and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that in no event shall the Company be required pursuant to this Section 5.02(a) to provide any information that, based on advice of the Company’s counsel, could (A) reasonably be expected to violate applicable Law or waive any applicable legal privilege (provided that the Company and Parent shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege) or (B) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality (provided that to the extent specifically requested by Parent, the Company will use commercially reasonable efforts to obtain an appropriate waiver from the third party to whom it or its Subsidiary owes an obligation of confidentiality).

(b) To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent’s personnel and records on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby.

(c) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of September 6, 2006 between Parent and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 5.04. Governmental Approvals.

(a) Within fifteen (15) Business Days after the date hereof or any shorter period as required by applicable Law, each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(b) Within thirty (30) Business Days after the date hereof, each of Parent and the Company shall make, and shall cause its Subsidiaries to make all necessary filings, with or applications to any Governmental Entity that has issued a Permit to the Company or any of its Subsidiaries which Permit is material to the Company and its Subsidiaries, taken as a whole, with respect to the transactions contemplated by this Agreement.

(c) Upon and subject to the terms of this Section 5.04, Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) use their reasonable best efforts to obtain prompt termination of any waiting period under the HSR Act and prompt termination of any other requisite waiting period under any applicable Law; (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 5.04, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted before being provided to the other party (x) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by the Agreement. In furtherance and not in limitation of the covenants of the parties contained in Sections 5.04(a), (b) and this Section 5.04(c), each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Entity reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Entity or such assistance as may be reasonably requested by the other party hereto in such defense.

(d) If any objections are asserted by any Governmental Entity with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the Merger under any applicable Antitrust Law, Parent shall, subject to the provisions of this Section 5.04, use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date, and the Company shall use its reasonable best efforts to assist Parent in effectuating the foregoing; provided, however, that (A) the Company shall not take any of the foregoing actions without the consent of Parent, and (B) Parent shall not take any of the foregoing actions without the consent of the Company if such actions would bind the Company to take any action (including paying money or entering into any other obligation) irrespective of whether the Closing occurs. Parent and the Company and their respective Subsidiaries shall, subject to the provisions of this Section 5.04, use their respective reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would otherwise give rise to a failure of any Antitrust Conditions.

(e) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be obligated to agree, and neither the Company nor any Subsidiary shall agree without Parent’s prior consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their respective Subsidiaries’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Parent, the Company or their respective Subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

(f) Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to satisfying the Antitrust Conditions which would bind the Company or its Subsidiaries irrespective of whether the Closing occurs. Without in any way limiting its rights or obligations hereunder (including under Section 5.04(e) and this 5.04(f)), Parent acknowledges and agrees that it is the intent of Parent to cause the closing of the Merger to occur as soon as reasonably practicable.

(g) As used herein, “Antitrust Conditions” means any of the conditions set forth in Section 6.01(c), Section 6.01(d) and Section 6.02(c) (but solely, in the case of Sections 6.01(c) and 6.02(c), to the extent the order, injunction, judgment, decree or litigation referred to in such Sections is issued or brought under applicable Antitrust Laws).

SECTION 5.05. Company Stock Options. (a) The Company shall take all requisite action so that at the Effective Time, each outstanding Company Stock Option issued pursuant to any Company Stock Plan shall be converted into an option to acquire such number of shares of Parent Common Stock (a “Parent Stock Option”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Special Option Exchange Ratio (as defined in Section 5.05(b)) (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Parent Stock Option shall otherwise generally remain the same as the terms and conditions of the Company Stock Option, after giving effect to any acceleration, lapse or other vesting occurring by reason of the Merger, except that the exercise price per share of each Parent Stock Option shall be equal to the quotient of (i) the exercise price per share of such Company Stock Option divided by (ii) the Special Option Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent) or except as shall be reasonably necessary to reflect the conversion to an option on Parent Common Stock or as may be required by applicable Law; provided, however, that in the case of any incentive stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. Parent shall take all requisite action to assume each Company Stock Option, as so modified, at the Effective Time.

(b) For purposes of this Section 5.05, the term “Special Option Exchange Ratio” shall mean the sum of (i) the Exchange Ratio plus (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Reference Price.

SECTION 5.06. Indemnification, Exculpation and Insurance. (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume and perform the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.06.

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent with an outside insurance company of comparable standing to the Company’s current insurer and containing terms and conditions, including with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 5.06(c), neither the Company nor Parent shall be obligated to pay more than 300% of the premiums paid as of the date of this Agreement by the Company to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

(d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.07. Fees and Expenses. (a) Except as provided in paragraphs (b), (c), (d) and (e) of this Section 5.07, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b) In the event that this Agreement is terminated (A) by Parent pursuant to Section 7.01(e) or (B) by Parent or the Company pursuant to Section 7.01(b)(i), (b)(ii)(B) or (b)(iii) or Section 7.01(c), in each case following a Company Adverse Recommendation Change and prior to receipt of the Company Stockholder Approval, then the Company shall pay Parent a fee equal to $27,381,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement.

(c) In the event that prior to obtaining the Company Stockholder Approval, (i) a Takeover Proposal shall have been made after the date hereof to the Company or a Takeover Proposal made after the date hereof shall have been made publicly to the stockholders of the Company generally or shall have otherwise become publicly known after the date hereof or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and (ii) thereafter this Agreement is terminated pursuant to Section 7.01(b)(i) or 7.01(c) (but only if a vote to obtain the Company Stockholder Approval is not held or the Company Stockholders’ Meeting has not been held and, in the case of termination pursuant to Section 7.01(b)(i), unless at the time of such termination any Antitrust Condition shall not have been satisfied, so long as the principal cause of the failure of the Antitrust Condition to be satisfied is not a material breach by Company of any representation, warranty or covenant hereunder, or from the facts or circumstances underlying such breach) or pursuant to Section

7.01(b)(iii) by reason of a failure to obtain the Company Stockholder Approval (in each case other than a termination resulting in payment of the Termination Fee pursuant to Section 5.07(b)), then the Company shall pay to Parent all documented fees and expenses of Parent, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (“Parent Expenses”), up to a maximum amount of $6 million, by wire transfer of same-day funds on the first Business Day following the receipt of an invoice therefor. In the event that within 12 months after any such termination referred to in the immediately preceding sentence, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay to Parent, by wire transfer of same day funds, the excess of the Termination Fee minus the Parent Expenses paid pursuant to the immediately preceding sentence on the date of the first to occur of such event(s) referred to above in this sentence; provided that for purposes of this sentence, each reference to 15% in the term “Takeover Proposal” shall be deemed to be a reference to a majority.

(d) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii)(A) and, in each case, at the time of such termination, (i) the conditions set forth in Sections 6.01 and 6.02 (other than (A) the Antitrust Conditions, (B) the delivery of certificates and opinions which (in light of the underlying facts as of the time of such termination and any waiver of the condition set forth in Section 6.02(a) deemed made pursuant to Section 7.01(b)(i)) would be capable of being delivered but are to be delivered on the Closing Date and (C) other such conditions the failure of which to be satisfied by such date has been principally caused by a material breach by Parent of any representation, warranty or covenant hereunder or the facts or circumstances underlying such breach) have been satisfied or (to the extent permitted by Law) waived (or in the case of termination pursuant to Section 7.01(b)(ii)(A), are reasonably likely to have been satisfied by the Outside Date), and (ii) neither Parent nor the Company has the right to terminate this Agreement pursuant to Section 7.01(b)(ii)(B) (or would have the right to so terminate assuming that the relevant order, decree, ruling or action referenced in Section 7.01(b)(ii)(B) has become final and non-appealable at the time of such termination) (other than in connection with an action described in Section 7.01(b)(ii)(B) the principal cause of which has been a material breach by Parent of any representation, warranty or covenant hereunder or from the facts or circumstances underlying such breach), then Parent shall pay the Company a fee equal to $100 million (the “Non-Clearance Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement.

(e) The Company and Parent acknowledge and agree that the agreements contained in Sections 5.07(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly (i) if the Company fails promptly to pay the amount due pursuant to Section 5.07(b) or Section 5.07(c) or (ii) Parent fails promptly to pay the amount due pursuant to Section 5.07(d), and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company for the Termination Fee or against Parent for the Non-Clearance Termination Fee, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its costs and expenses

(including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee or the Non-Clearance Termination Fee as applicable from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

SECTION 5.08. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.09. Affiliates; Section 16 Matters. (a) As soon as practicable following the mailing of the Proxy Statement, the Company shall deliver to Parent a letter identifying all persons who, in the reasonable judgment of the Company, at the time this Agreement is submitted for adoption by the stockholders of the Company may be deemed to be “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

(b) Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.10. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and the shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options, to be approved for listing upon the Effective Time on the NYSE.

SECTION 5.11. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 5.12. Employee Matters. (a) (i) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation, who remain in the active employment of the Surviving Corporation and its Subsidiaries (the

“Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to the employee benefits provided to such employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially similar in the aggregate.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of vesting (but not benefit accrual) under any defined benefit pension plan, (ii) for purposes of eligibility for, and amount of, vacation, (iii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for, and amount of, any company matching contributions and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any “welfare plan” (as defined in Section 3(1) of ERISA) maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e) Notwithstanding the foregoing provisions of Section 5.12, the provisions of Section 5.12(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(f) The provisions of this Section 5.12 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.12) under or by reason of any provision of this Agreement.

SECTION 5.13. Takeover Laws. The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. The Company and its Board of Directors shall not take any action to approve any Takeover Proposal made by any person other than Parent or any Subsidiary of Parent for purposes of any state takeover Law or to cause any state takeover Law that would otherwise apply to any such Takeover Proposal to become inapplicable thereto. Without limiting the foregoing, the Company and its Board of Directors shall not approve, for purposes of Section 203 of the DGCL, any acquisition of Company Common Stock by, or any business combination with, any person other than Parent or its Subsidiaries. The Company and its Board of Directors shall not take any action that would cause the shares of Company Common Stock held by the Stockholder Party not to be outstanding for purposes of Section 203 of the DGCL.

SECTION 5.14. Cooperation in Connection with Company Loan Agreement. The Company will reasonably cooperate with Parent in connection with any efforts reasonably requested by Parent to obtain any waivers or amendments under the Company Loan Agreement to be effective at the Effective Time that Parent deems advisable to facilitate the Merger and the transactions contemplated hereby, including any waivers or amendments intended to prevent any defaults under the Company Loan Agreement or the outstanding indebtedness of Parent and its Subsidiaries as a result of the consummation of the Merger and the assumption of the Company Loan Agreement in connection therewith.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement, and the shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(d) Antitrust Laws. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(e) Consents and Approvals. Other than the filing provided for in Section 1.03 and filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect or a Material Adverse Effect, shall have been obtained.

(f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c) (excluding Section 3.01(c)(v) and (vii)) and 3.01(d)(i), the first sentence of Section 3.01(g), 3.01(q), 3.01(r) and 3.01(s) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for Section 4.01(d)), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any United States Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(d) Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary representations and assumptions provided by the Parent, the Company and Merger Sub that counsel reasonably deems relevant.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 3.02(b), 3.02(c)(i) and 3.02(g) and the first sentence of Section 3.02(h) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for Section 4.01(d)), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Sidley Austin LLP, counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary representations and assumptions provided by the Company, Parent and Merger Sub that counsel reasonably deems relevant.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; and provided, further, that (A) if any of the Antitrust Conditions or the condition set forth in Section 6.01(e) shall not have been satisfied on such first anniversary, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied, at the election of Parent by written notice to the Company, the Outside Date may be extended until the fifteenth month after the date of this Agreement and (B) if any of the Antitrust Conditions or the condition set forth in Section 6.01(e) shall not have been satisfied on such first anniversary, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date), at the election of the Company by written notice to Parent, such Outside Date may be extended until the fifteenth month after the date of this Agreement; and provided, further, that, if Parent shall have elected to extend the Outside Date as described above with respect to any period during which any Antitrust Condition has not been satisfied, then Parent shall be deemed to have waived the conditions to the obligations of Parent and Merger Sub set forth in Section 6.02(a) with respect to any non-willful breach of a representation or warranty of the Company to the extent solely relating to the period following such extension and during which any Antitrust Condition remains unsatisfied;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, in either case, (A) on the basis that the Merger and the transactions contemplated thereby are violative of any Antitrust Law or

(B) for any reason other than as contemplated by Section 7.01(b)(ii)(A), and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the Outside Date;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent by the Outside Date; or

(e) by Parent prior to the time at which the Company Stockholder Approval has been obtained, in the event that (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal or (iii) the Company shall have materially breached its obligations under Section 5.01.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 3.01(s) and 3.02(g), Section 5.02(c), Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or

(c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or (to the extent required by applicable Law) an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, a duly authorized committee of its Board of Directors to the extent permitted by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Fax: (757) 365-3025

Attention: C. Larry Pope

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention: Robert E. Spatt

                    Maripat Alpuche

if to the Company, to:

Premium Standard Farms, Inc.

805 Pennsylvania Avenue, Suite 200

Kansas City, MO 64105

Fax: (816) 472-5837

Attention: Gerard J. Schulte

with copies to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Fax: (312) 853-7036

Attention: John J. Sabl

                    Dennis V. Osimitz

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6065

Fax: (212) 757-3990

Attention: Robert B. Schumer

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.

(c) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(d) “Company Personnel “ means any current or former employee, director or consultant of the Company or any of its Subsidiaries.

(e) “Environmental Laws” means all Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, noise, odors or the presence, management, Release of, or exposure to, Hazardous Materials.

(f) “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, animal wastes, ammonia, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(g) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $100,000.

(h) “Knowledge of Parent” means, with respect to any matter in question, the actual knowledge of the executive officers of Parent.

(i) “Knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the executive officers of the Company.

(j) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (1) any change, effect, event, occurrence, state of facts or development (an “Effect”) in the financial or securities markets or the economy in general, including prevailing interest rates, commodity prices and energy costs; (2) any Effect in the industries in which the Company or any of its Subsidiaries operates in general; (3) a change in the trading prices of the Company Common Stock on NASDAQ provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (4) any Effect that is demonstrated by the Company to have resulted from the announcement of the execution of this Agreement (including losses or threatened losses of relationships with customers, distributors or suppliers demonstrated by the Company to have resulted from the announcement of the execution of this Agreement) or the performance of obligations or satisfaction of conditions under this Agreement, including any actions taken or to be taken in compliance with this Agreement to satisfy the Antitrust Conditions, provided that the exception in this clause (4) shall not affect the representations of the Company in Section 3.01(d)(iii) and (iv); or (5) the settlement of, or the outcome of, any of the Actions disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Company SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents or Section 3.01(h) of the Company Disclosure Schedule; to the extent, with respect to clauses (1) and (2) only, such Effects do not disproportionately impact the

Company and its Subsidiaries compared to other industry participants; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(k) “Missouri Sale Agreement” means the letter agreement, dated the date hereof, among Parent, the Company and the Stockholder Party, regarding matters relating to the Grower Agreement (as defined therein).

(l) “Parent Material Adverse Effect” means any Effect which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect: (1) a change in the trading prices of Parent’s equity or debt securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect; (2) any Effect in the financial or securities markets or the economy in general, including prevailing interest rates, commodity prices and energy costs; (3) any Effect in the industries in which Parent or any of its Subsidiaries operates in general; (4) any Effect that is demonstrated by Parent to have resulted from the announcement of the execution of this Agreement (including losses or threatened losses of relationships with customers, distributors or suppliers demonstrated by Parent to have resulted from the announcement of the execution of this Agreement) or the performance of obligations or satisfaction of conditions under this Agreement, including any actions taken or to be taken in compliance with this Agreement to satisfy the Antitrust Conditions, provided that the exception in this clause (4) shall not affect the representations of Parent and Merger Sub in Section 3.02(c)(ii) and (iii); or (5) the settlement of, or the outcome of, any of the Actions disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Parent SEC Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Company SEC Documents or Section 3.02(i) of the Parent Disclosure Schedule; to the extent, with respect to clauses (2) and (3) only, such Effects do not disproportionately impact Parent or any of its Subsidiaries compared to other industry participants; or (ii) is or would reasonably be expect to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(m) “Parent Reference Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock as reported on the consolidated transaction reporting system for securities traded on the NYSE (as reported in Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall agree in writing) for each of the 10 consecutive full trading days ending on the third trading day prior to the Closing Date.

(n) a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(o) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment.

(p) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (from and after the Effective Time) for the provisions of Section 5.06, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

SECTION 8.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.13 Structure. If necessary to obtain the opinions under Sections 6.02(d) and 6.03(c) that the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, the parties shall change the structure or method of effecting the combination with the Company to provide for a merger of the Company into any direct wholly owned Subsidiary of Parent, provided, however, that no such change will be required if it would reasonably be expected to have a Material Adverse Effect; and provided, further, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement or (ii) impede or materially delay consummation of the transactions contemplated by this Agreement. Any such structural change shall not affect the accuracy (whether as of the date hereof or as of the Effective Time) of the representations and warranties hereunder, which are made under the assumption that the transaction is structured as a reverse triangular merger as set forth in Section 1.01.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SMITHFIELD FOODS, INC.

By:	/s/ Richard J.M. Poulson
Name:	Richard J. M. Poulson
Title:	Executive Vice President

KC2 MERGER SUB, INC.

By:	/s/ Michael Cole
Name:	Michael Cole
Title:	Vice President and Secretary

PREMIUM STANDARD FARMS, INC.

By:	/s/ John M. Meyer
Name:	John M. Meyer
Title:	Chief Executive Officer and President

DISCLOSURE SCHEDULE

Section 1.08(a)	Director of Parent to be Appointed
Section 1.08(b)	Advisory Director of Parent to be Appointed
Section 3.01(b)	Subsidiaries
Section 3.01(i)	Material Contracts
Section 3.01(l)(i)	Employee Benefit Plans
Section 3.01(o)(i)	Owned Real Property
Section 3.01(o)(ii)	Leased Real Property
Section 4.01(a)	Conduct of Business by the Company
Section 4.01(a)(vii)	Capital Expenditures
Section 4.01(b)	Conduct of Business by Parent